UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
<?xml:namespace prefix = st1 ns = "urn:schemas-microsoft-com:office:smarttags" />Washington, D.C.20549<?xml:namespace prefix = o ns = "urn:schemas-microsoft-com:office:office" />

FORM 12b-25

NOTIFICATION OF LATE FILING

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OMB Number 3235-0058

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SEC FILE NUMBER

0-04395

CUSIP NUMBER

30705R 10 5

Check One:  [X ]Form 10-K [ ]Form 20-F [ ]Form 11-K [ ]Form 10-Q [ ]Form N-SAR

For Period Ended: June 30, 2007

[ ]Transition Report on Form 10-K

[ ]Transition Report on Form 20-F

[ ]Transition Report on Form 11-K

[ ]Transition Report on Form 10-Q

[ ]Transition Report on Form N-SAR

For the Transition Period Ended: ________________________________________

PART I -- REGISTRANT INFORMATION

FAMILY ROOM ENTERTAINMENT CORPORATION

_________________________________________________________________
Full Name of Registrant

8530 Wilshire Blvd., Suite 420

_________________________________________________________________
Address of Principal Executive Office (Street and Number)

Beverly Hills, California90211

_________________________________________________________________
City, State and Zip Code

 ________________________________________________________________

PART II -- Rules 12b-25(b) and (c)
________________________________________________________________

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to 12b-25(b), the following should be completed.

(Check box if appropriate.)  [X]

(a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

(b)  The subject annual report, semiannual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR or Form N-CSR, or portion thereof,  will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

(c)  The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

_________________________________________________________________

PART III -- NARRATIVE
_________________________________________________________________
State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-SCR,  or the transition report, or portion thereof, could not be filed within the prescribed time period.

The June 30, 2007 audit will be completed around October 5, 2007.

________________________________________________________________

PART IV -- OTHER INFORMATION
_________________________________________________________________

(1)  Name and telephone number of person to contact in regard to this notification.

Owen Naccarato, Esq.                  949                 851-9261
________________________________________________________
(Name)                                   (Area Code)          (Telephone Number)

(2)  Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to filer such reports(s) been filed?
                                                                                                                    [X ] YES [   ] NO
If the answer is no, identify reports.
________________________________________________________________

(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report, or portion thereof?
                                                                                                                   [   ] YES  [X] NO

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

Family Room Entertainment Corporation

(Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 26, 2007	By	/s/ George Furla

George Furla CEO

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative’s authority to sign on behalf of the registrant shall be filed with the form.